EXHIBIT 4.1

ONSTREAM MEDIA CORPORATION
CONVERTIBLE PROMISSORY NOTE

$1,000,000.00	April 14, 2009
Hartford, Connecticut

FOR VALUE RECEIVED, ONSTREAM MEDIA CORPORATION, a Florida Corporation with its principal place of business at 1291 SW 29th Avenue Pompano Beach Florida 33069 (“Company”) promises to pay to ROCKRIDGE CAPITAL HOLDINGS, LLC, a Virginia limited liability company, with an address at 300 Bic Drive, 2nd Floor, Milford, Connecticut 06461 (“Investor”) the principal sum of up to ONE MILLION DOLLARS ($1,000,000.00), or such lesser amount as shall be outstanding from time to time hereunder (the “Principal Amount”), pursuant to that certain Note and Stock Purchase Agreement dated as of the date hereof, (as amended, restated, and in effect from time to time) (the “Purchase Agreement”), together with (i) interest accrued and unpaid thereon from the time as provided herein; (ii) all amounts which may become due under the Purchase Agreement or any of the other Transaction Documents; (iii) any costs and expenses, including reasonable attorneys' and appraiser's fees incurred in the collection of this Note or the enforcement of the Purchase Agreement or any of the other Transaction Documents, or in any litigation or controversy arising from or connected with this Note, the Purchase Agreement or any of the other Transaction Documents; and (iv) all taxes or duties assessed upon said sum against Investor or upon the debt evidenced hereby other than income or excise taxes.  All amounts owing under this Note and interest thereon shall be payable in legal tender of the United States of America.  Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Purchase Agreement.

1.           Maturity Date; Interest.  Company promises to pay interest at a rate of twelve percent (12%) per annum on the Principal Amount of this Note, such interest accrued on a monthly basis based on the then outstanding balance.  Monthly payments against principal and accrued interest shall be due and payable commencing on May 14, 2009 and continuing on a monthly basis thereafter through and including April 14, 2011, except that if not sooner paid, the Principal Amount together with all accrued interest thereon, shall be due and payable on May 13, 2011 or such earlier date as provided in the Purchase Agreement (including by reason of acceleration upon the occurrence of an Event of Default) (the “Maturity Date”).  The monthly payments to be applied against principal and interest shall be as set forth on Exhibit A attached hereto calculated on a total of Seven Hundred Fifty Thousand Dollars ($750,000.00) being advanced as of the date hereof.  In the event additional advances are made by Investor to the Company as provided for under the terms of this Note and the Purchase Agreement (and which at all times shall not exceed the aggregate principal amount of One Million Dollars ($1,000,000)), Exhibit A shall be replaced and the monthly payments to be applied against principal and interest shall be recalculated as set forth in a revised Exhibit A to take into the account such additional advance.  Interest on the Principal Amount shall be computed on the basis of a 365-day year and actual days elapsed until all of said Principal Amount has been fully paid, whether before or after the Maturity Date, by acceleration or otherwise, and whether or not any judgment is obtained hereon.  Payments shall be made by check or wire transfer to an account designated by Investor.

In the absence of any optional conversions in accordance with section 2 below, it is anticipated that the Company’s final payment on May 13, 2011 will include an approximately $250,000 balloon payment against principal.  However, in the event of any optional conversions in accordance with Section 2 below, (i) the balloon payment will be reduced by the amount of any such conversion and (ii) the interest portion of the monthly payments hereunder for the remaining months after any such conversion will be adjusted to reflect the outstanding principal being immediately reduced for amount of the conversion.

2.           Optional Conversion.  Upon notice from Investor, up to $250,000 of the outstanding principal of this Note may be converted at any time and from time to time prior to the Maturity Date (subject to a minimum of one month between conversion notices unless such conversion amount exceeds $25,000) into a number of restricted shares of Company’s common stock (the “Shares”) using a conversion price which shall be a twenty percent (20%) discount of the fair market value of the average closing bid price for the common stock of the Company for the prior twenty (20) days of trading on NASDAQ Capital Market (or such other exchange or market on which the Company’s common shares are trading) prior to such Investor notice, but such conversion price not less than $.40 per share.  The conversion price is subject to adjustment for stock splits, stock dividends, and other similar transactions.  To the extent possible, restricted Shares issued upon conversion of this Note will be issued with the same voting and other similar rights as the Company’s existing common shares.  The Company will not effect any conversion of this Note, to the extent Investor and Frederick DeLuca, after giving effect to such conversion would beneficially own in excess of 9.9% of the Company’s outstanding common stock (the “Beneficial Ownership Limitation”).  The Beneficial Ownership Limitation may be waived by the Investor upon not less than sixty-one (61) days’ prior written notice to the Company.

3.           Exercise of Conversion Right.  Investor shall exercise its optional conversion right pursuant to Section 3 by giving to Company written notice of such exercise, including the amount of principal to be converted.  Thereupon, Investor and Company shall take all such actions as shall be necessary or appropriate to consummate the conversion of such principal.

4.           Mechanics of Conversion. Upon the conversion of any principal pursuant to this Note, Company will be released from all of its obligations and liabilities pursuant to this Note only with respect to such converted principal.  No fractional Shares will be issued upon conversion of this Note and instead the number of Shares issued on conversion will be rounded to the nearest whole number.  Investor will surrender this Note on or before the date of conversion at the principal offices of Company or its transfer agent in exchange for (a) a replacement Note in an amount equal to the outstanding principal of this Note not being converted, if any, which Note shall be otherwise identical in form and substance to this Note, and (b) a certificate or certificates for the number of Shares to which Investor is entitled (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel to Company), including a check payable to Investor for any cash amounts payable for any fractional Shares resulting from the conversion of this Note.

5.           Late Payment. If any monthly installment or any other sum due under this Note, is not received within ten (10) business days after the Company has received notice of non payment, the Company agrees to pay, in addition to the amount of each installment or other sum, a late payment charge of five percent (5%) of the amount of said installment or other sum, but not exceeding any lawful maximum.

6.           Prepayments. This Note may be prepaid in whole or in part together with accrued but unpaid interest provided, however, that if this Note or any portion thereof is repaid prior to September 30, 2009, (the “Early Payment Date”), Company shall pay Investor all interest which would have been accrued up to and including the Early Payment Date less any interest actually paid by Company through the date of repayment.  Any prepayments shall be held and applied between and among the principal and interest of this Note at Investor’s discretion.

7.          Default.  Upon the occurrence of default (which remains uncured after 10 days’ written notice to the Company) by Company in the performance of any of Company's obligations hereunder, or an Event of Default as defined in the Purchase Agreement or in any other Transaction Documents, Investor may, at its option, accelerate Company's obligations hereunder and declare the entire unpaid Principal Amount, together with accrued interest and all other amounts then due which are evidenced by this Note, to be immediately due and payable, without the necessity for demand or additional notice.  In addition, upon the occurrence of such uncured default or Event of Default or after the Maturity Date, the interest rate of this Note shall increase, effective solely upon written notice from Investor to Company and applied from the date of such notice, to the lesser of (i) eighteen percent 18% or (ii) the highest rate allowable under applicable law (the “Default Rate”).  Failure to exercise these options shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

8.            Rescission, Avoidance, or Recovery by Investor:  In the event that all or any partof any payments made to Investor shall be rescinded, avoided or recovered from Investor for any reason whatsoever, including, without limitation, proceedings in connection with the insolvency or bankruptcy of Company or the paying party, the amount of such rescinded, avoided or recovered payment shall be added to the Principal Amount and all representations, warranties and covenants of Company shall remain in full force and effect, and Company shall remain liable to Investor for the amount of such rescinded, avoided or recovered payments in accordance with this Note and the Purchase Agreement.

9.           Non-Waiver and Other Remedies.  No course of dealing or delay on the part of any holder of this Note in exercising any right shall operate as a waiver thereof or otherwise prejudice the right of any holder.  No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.  In case of any uncured default under this Note, Company will reimburse the holder of this Note for his reasonable attorneys’ fees incurred in connection with the enforcement of its rights hereunder.

10.           Rate of Interest. Notwithstanding any provisions of this Note, it is the understanding and agreement of Company and Investor that the maximum rate of interest to be paid by Company to Investor shall not exceed the highest of the maximum rate of interest permissible to be charged by Investor under applicable laws. Any amount paid in excess of such rate shall be deemed to be a payment in reduction of principal except to the extent that such amount is in excess of the then outstanding Principal Amount, in which event such excess shall be returned to Company.

11.           Method of Payment.  Borrower shall make each payment due under this Note to Investor at its address specified in the preamble of this Agreement not later than 2:00 p.m., Hartford, Connecticut time, on the date when due in lawful money of the United States in immediately available funds.  Such payments shall be made via electronic transfer to the operating account specified by Investor.

12.           GOVERNING LAW.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

13.           Successors and Assigns.  This Note shall be binding on, and it shall inure to the benefit of, the parties to it, and their respective permitted transferees, heirs, legal representatives and successors.

14.           Amendments. This Note may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of any such change or termination is sought.

15.           Headings.  The headings of the sections of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.

16.           Notices.  Any notices hereunder shall be sent and deemed to have been received as provided for in the Purchase Agreement.

17.           Terms. Whenever in this Note words of any gender appear, they shall be deemed to apply equally to any other gender.  Whenever used in this Note, the plural shall include the singular and the singular shall include the plural, as the context shall require.  In the event that Company consists of more than one person or entity, the obligations hereunder shall be joint and several.

18.           Severability.  In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

19.           Waiver. TO INDUCE INVESTOR TO ENTER INTO THE LOAN TRANSACTION EVIDENCED BY THIS NOTE;

(a)           COMPANY VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE;

(b)           COMPANY AGREES THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH UNDER THIS NOTE MAY BE BROUGHT BY INVESTOR IN ANY FEDERAL DISTRICT COURT LOCATED IN CONNECTICUT OR ANY CONNECTICUT STATE COURT AS INVESTOR MAY IN HIS SOLE DISCRETION ELECT, AND BY THE EXECUTION AND DELIVERY OF THIS NOTE, COMPANY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE IN PERSONAM JURISDICTION OF EACH SUCH COURT, AND COMPANY HEREBY IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT IN ANY PROCEEDING BEFORE ANY SUCH COURT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, ANY CLAIM THAT IT IS NOT SUBJECT TO THE IN PERSONAM JURISDICTION OF ANY SUCH COURT.  IN ADDITION, COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, BROUGHT IN ANY SUCH COURT, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM;

(c)           COMPANY IRREVOCABLY AGREES THAT PROCESS PERSONALLY SERVED OR SERVED BY U.S.  REGISTERED MAIL OR SERVED IN THE MANNER PROVIDED FOR COMMUNICATIONS IN THIS NOTE SHALL CONSTITUTE, TO THE EXTENT PERMITTED BY LAW, ADEQUATE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH HEREUNDER.  RECEIPT OF PROCESS SO SERVED SHALL BE CONCLUSIVELY PRESUMED AS EVIDENCED BY A DELIVERY RECEIPT FURNISHED BY THE UNITED STATES POSTAL SERVICE OR ANY COMMERCIAL DELIVERY SERVICE;

(d)           COMPANY HEREBY AGREES THAT NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY WRITS, PROCESS OR SUMMONSES IN ANY MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER ANY OTHER PARTY HERETO IN SUCH OTHER JURISDICTION, AND IN SUCH OTHER MANNER, AS MAY BE PERMITTED BY APPLICABLE LAW; AND

(e)           COMPANY ACKNOWLEDGES THAT THIS NOTE, AND THE UNDERLYING TRANSACTIONS GIVING RISE HERETO CONSTITUTE COMMERCIAL BUSINESS TRANSACTION WITHIN THE STATE OF CONNECTICUT.  IN THE EVENT OF ANY LEGAL ACTION BETWEEN COMPANY AND INVESTOR UNDER THIS NOTE, COMPANY HEREBY EXPRESSLY WAIVES ANY RIGHTS WITH REGARD TO NOTICE AND A HEARING UNDER ANY STATUTE OR STATUTES, STATE OR FEDERAL, AFFECTING PREJUDGMENT REMEDIES, AND INVESTOR MAY INVOKE ANY PREJUDGMENT REMEDY AVAILABLE TO IT, INCLUDING, BUT NOT LIMITED TO, GARNISHMENT, ATTACHMENT, FOREIGN ATTACHMENT AND REPLEVIN, WITH RESPECT TO ANY TANGIBLE OR INTANGIBLE PROPERTY (WHETHER REAL OR PERSONAL) OF COMPANY TO ENFORCE THE PROVISIONS OF THIS NOTE, WITHOUT GIVING COMPANY ANY NOTICE OR OPPORTUNITY FOR A HEARING.

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(Rockridge/Onstream Convertible Promissory Note Signature Page)

IN WITNESS WHEREOF, Company has executed this Note as of the date first above written.

ONSTREAM MEDIA CORPORATION

By:	/s/ Randy S. Selman
Name:	Randy S. Selman
Title:	President and Chief Executive Officer